Exhibit 23.10

John Michael Parianos

1/108 River Terrace

Kangaroo Point 4169, Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

John Michael Parianos, in connection with the Registration Statement and any amendments or supplements and/or exhibits thereto (collectively, the Form S-1), consent to:

●	the filing and use of the technical report summary titled “Technical Report Summary--Initial Assessment of the TOML Mineral Resource, Clarion-Clipperton Zone, Pacific Ocean, for Deep Green Metals Inc.” (the “TOML Technical Report”), with an effective date of March 17, 2021, as an exhibit to and referenced in the Form S-1;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-1 and any such TOML Technical Report; and

●	the information derived, summarized, quoted or referenced from the TOML Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-1.

I am a qualified person responsible for authoring, and this consent pertains to, the following Sections of the TOML Technical Report:

●	Section 4: Accessibility, Climate, Local Resources, Infrastructure and Physiography
●	Section 5: History
●	Section 6: Geological Setting and Mineralisation
●	Section 7: Exploration
●	Corresponding Subsections of Section 1: Summary
●	Corresponding Subsections of Section 22: Interpretation and conclusions
●	Corresponding Subsections of Section 23: Recommendations
●	Corresponding Subsections of Section 24: References
●	Corresponding Subsections of Section 25: Reliance on information provided by the registrant

Dated this October 7, 2021

/s/ John Michael Parianos
John Michael Parianos
Signature of Qualified Person